Exhibit 99.1

Scholastic Reports Fiscal 2020 First Quarter Results

Revenues Increase 7% on Strong Trade Frontlist Worldwide

NEW YORK, Sept. 19, 2019 /PRNewswire/ -- Scholastic Corporation (NASDAQ: SCHL), the global children's publishing, education and media company, today reported financial results for the Company's fiscal first quarter ended August 31, 2019. Scholastic typically reports a loss in its fiscal first quarter, when most U.S. schools are not in session.

Fiscal First Quarter 2020 Review
(In $ Millions, except per share data)

First Quarter FY2020	As Reported	One-Time Items	Ex. One-Times
Revenues	$232.6	-	$232.6
Operating income (loss)	($87.4)	($4.3)	($83.1)
Diluted EPS	($1.68)	($0.09)	($1.59)

"Scholastic's trade titles and series remained on the top of best-seller lists this quarter with number one books such as Dav Pilkey's Dog Man: For Whom the Ball Rolls and Tui Sutherland's Wings of Fire: The Poison Jungle, evidence of continued strength in series publishing across age groups and categories, including chapter/middle grade, Graphix and YA. We were delighted to close out the first quarter with six of the top eight spots in Publishers Weekly Children's Frontlist Fiction, while the new Dog Man release was the top selling title in the U.S.," said Richard Robinson, Chairman, President and Chief Executive Officer. "We were encouraged by the initial response to Scholastic Literacy, our comprehensive approach to core literacy instruction, as we began deliveries to early adopting schools in Alabama, Indiana, and Ohio, and we realized higher billings year-over-year for our new education digital subscription products including a large multi-year sale to Cypress-Fairbanks, Texas for Scholastic Literacy Pro®, our new research-based online reading assessment resource.

Mr. Robinson continued, "We are on track with the digital transformation of our book clubs business to shift more parents and students to online ordering and are fortifying our position as the premier book fairs operator in the U.S., where our brand recognition, 58 regional distribution outlets, and breadth of product offerings will enable us to hold a projected 120,000 fairs this year. We have also established a rigorous process to improve operating margins through cost management and Scholastic 2020 technology-informed methods and process improvement initiatives in procurement, warehousing, and shipping. While it is still too early to comment on the full impact of these efforts, we expect to provide further details over the course of the fiscal year – our 99th year serving schools and students."

First quarter revenue was $232.6 million, an increase of 7% compared to $218.4 million in the first quarter of 2019 on solid trade publishing sales globally. Operating loss in the first quarter was $87.4 million, compared to an operating loss of $83.8 million a year ago, mainly attributable to higher technology-related overhead expense, partially offset by the contribution on higher revenues. Excluding one-time items, the operating loss in the first quarter was $83.1 million, slightly improved from the prior year period's operating loss of $83.3 million.

The impact of foreign exchange on the Company's international businesses resulted in a $2.6 million reduction in revenues versus the prior year period.

Net loss for the current period was $58.5 million, compared to a net loss in the prior year period of $61.3 million, an improvement of 5%. Loss per diluted share in the first fiscal quarter was $1.68 compared to a loss per diluted share of $1.75 in the first quarter of 2019. Excluding one-time items, first quarter 2020 loss per diluted share was $1.59, compared to $1.74 in the first quarter of 2019.

Overall Results
(In $ Millions)

First Quarter FY2020	As Reported	One-Time Items	Ex. One-Times
Earnings (loss) before taxes	$ (87.1)	$ (4.3)	$ (82.8)
Interest (income) expense	(0.7)	-	(0.7)
Depreciation and amortization	16.1	-	16.1
Amortization of prepublication costs	6.4	-	6.4
Adjusted EBITDA	$ (65.3)	$ (4.3)	$ (61.0)

Net loss before taxes for the quarter ended August 31, 2019 was $87.1 million compared to a net loss before taxes of $83.4 million in the first quarter of the prior fiscal year, primarily reflecting the timing of non-capitalizable technology spend in the current year period. Adjusted EBITDA (a non-GAAP performance measure defined in the accompanying tables and reconciled to net income) for the first fiscal quarter of 2020 was a loss of $61.0 million, compared to a loss of $64.5 million in the first quarter of 2019, a 5% improvement. The Company believes that Adjusted EBITDA is a meaningful measure of operating profitability and useful for measuring returns on capital investments over time as it is not distorted by unusual gains, losses, or other items, such as share repurchases.

In the quarter, Scholastic adopted the new ASC 842 lease accounting standard which requires the Company to record substantially all leases on its balance sheet through the recognition of right-of-use assets and lease liabilities. The adoption of the new standard resulted in $81.7 million of right-of-use assets and $85.2 million of lease liabilities in the quarter with no impact on the Company's financial results.

Cash Flow and Cash Position

Net cash used in operating activities was $97.6 million in the current fiscal quarter compared to net cash used in operating activities of $89.0 million in the first quarter of fiscal 2019. The Company had a free cash use (a non-GAAP liquidity measure defined in the accompanying tables and reconciled to net cash use) of $118.5 million in the current quarter, compared to a free cash use of $125.9 million a year ago, an improvement of 6%.

At quarter end, the Company's cash and cash equivalents exceeded total debt by $186.4 million, compared to $254.1 million a year ago. The lower net cash position is primarily due to planned capital spending on technology investments aligned with the Company's Scholastic 2020 margin improvement initiatives and seasonal working capital usage in advance of the back-to-school selling season. In addition, the Company had higher customer receivable balances at quarter-end due to the timing of in-demand trade frontlist releases this summer.

The Company also distributed $5.3 million in dividends and reacquired $12.6 million of its common stock in open market transactions over the course of the first fiscal quarter.

Capital expenditures in the first quarter were $13.5 million, $14.6 million lower than the prior year period, as expected, due to lower facilities-related spend.

Fiscal 2020 Outlook Affirmed

The Company remains on course to achieve its operating goals for the 2020 fiscal year and is affirming its outlook for revenues in the range of $1.67 to $1.70 billion, up from $1.65 billion in fiscal 2019, and Adjusted EBITDA (as defined in the accompanying tables) of $140 to $160 million, up from $121.3 million in fiscal 2019. The Company's long-term capital investment plan also remains on target with planned capital expenditures of $75 to $85 million in fiscal 2020, compared to $95.0 million in fiscal 2019.

Segment Results

All comparisons detailed in this section refer to operating results for the first quarter ended August 31, 2019 versus the first quarter ended August 31, 2018.

Children's Book Publishing and Distribution

In $ millions	First Quarter
	2020	2019	$ Change	% Change
Revenue
Book Clubs	$ 8.0	$ 9.1	$ (1.1)	(12%)
Book Fairs	27.5	25.2	2.3	9%
Trade	74.1	61.4	12.7	21%
Total revenue	109.6	95.7	13.9	15%
Operating income / (loss)	(41.7)	(46.0)	4.3	9%
Operating income / (loss), before one-time items*	(41.7)	(46.0)	4.3	9%
* Please refer to the non-GAAP financial tables attached

First quarter revenues increased $13.9 million, or 15%, to $109.6 million, driven mainly by successful releases in trade, including from recently acquired Make Believe Ideas Ltd., and the timing of new programming sales in media and entertainment, as well as higher net redemptions of Scholastic Dollars™ in the Company's book fairs channel. Segment operating loss improved by $4.3 million, or 9%, compared to last year reflecting the profit contribution on higher revenues generally and lower operating expenses in the Company's school-based distribution channels. Top selling trade titles in the quarter included: Dog Man: For Whom the Ball Rolls; The Poison Jungle (Wings of Fire, Book 13); The Bad Guys in The Big Bad Wolf; The Baby-Sitters Club Graphix #7: Boy-Crazy Stacey; and licensed titles, Bendy and the Ink Machine and Season of the Witch (The Chilling Adventures of Sabrina, Book 1).

Education

In $ millions	First Quarter
	2020	2019	$ Change	% Change
Revenue	$ 48.4	$ 47.9	$ 0.5	1%
Operating income / (loss)	(13.4)	(14.9)	1.5	10%
Operating income / (loss), before one-time items*	(13.4)	(14.9)	1.5	10%
* Please refer to the non-GAAP financial tables attached

For the current fiscal quarter, segment revenue was $48.4 million, compared to $47.9 million a year ago, a 1% increase, with initial sales of Scholastic Literacy, higher professional learning sales, and higher teaching resources sales to the dealer-trade, partially offset by a year-over-year decline in summer reading. Deferred revenue in the segment increased $3.2 million year-over-year due to new digital subscription multi-year billings that will be recognized upon delivery in future periods. Segment operating loss was $13.4 million, a $1.5 million, or 10%, improvement versus the prior year period, on improved cost management.

International

In $ millions	First Quarter
	2020	2019	$ Change	% Change
Revenue	$ 74.6	$ 74.8	$ (0.2)	(0%)
Operating income / (loss)	(3.7)	(2.0)	(1.7)	(85%)
Operating income / (loss), before one-time items*	(3.7)	(2.0)	(1.7)	(85%)
* Please refer to the non-GAAP financial tables attached

First quarter revenue was $74.6 million, on par with the prior year period, with higher trade sales in our major markets and higher education sales in Asia, partially offset by lower direct-to-home sales in Asia, and in the Company's export business, as well as the adverse movement in currency exchange rates. Excluding the $2.6 million impact of foreign exchange in the current fiscal quarter, segment revenues grew $2.4 million, or 3%, year-over-year. Operating loss for the quarter was $3.7 million, an increase of $1.7 million, as compared to the prior year period mainly due to higher operating expenses in the U.K. and Asia. In addition to the global reach of Dav Pilkey's new Dog Man release, a bestseller in the Company's major markets, top selling titles included Aaron Blabey's Pig the Tourist and Anh Do's Weirdomania! in Australia, and The Smeds and The Smoos by Julia Donaldson and Axel Scheffler and Liz Pichon's Tom Gates: Mega Make and Do and Stories Too in the UK.

Overhead

In $ millions	First Quarter
	2020	2019	$ Change	% Change
Overhead expense	$ 28.6	$ 20.9	$ (7.7)	(37%)
Overhead expense, excluding one-time items*	24.3	20.4	(3.9)	(19%)
* Please refer to the non-GAAP financial tables attached

Corporate overhead for the first fiscal quarter was $24.3 million, excluding one-time items of $4.3 million, pre-tax, which compared unfavorably with the $20.4 million recorded in the prior year period, after excluding $0.5 million in one-time items. The higher overhead expense in the current fiscal quarter was primarily due to increased costs, as planned, related to the Company's on-going roll-out of new technology and data analytics platforms and higher depreciation expense related to recent system upgrades placed into service. Non-recurring items reflected in overhead in the current period included $2.8 million in pre-tax severance and $1.5 million in settlement, without admission of liability, of a claim for alleged patent infringement.

Dividend

As previously announced, the Company's Board of Directors declared a quarterly cash dividend of $0.15 per share on the Company's Class A and Common Stock for the second quarter of fiscal 2020. The dividend is payable on December 16, 2019 to shareholders of record as of the close of business on October 31, 2019.

Additional Information

To supplement our financial statements presented in accordance with GAAP, we include certain non-GAAP calculations and presentations including, as noted above, "Adjusted EBITDA" and "Free Cash Use". Please refer to the non-GAAP financial tables attached to this press release for supporting details on one-time items and the use of non-GAAP financial measures included in this release. This information should be considered as supplemental in nature and not as a substitute for the related financial information prepared in accordance with GAAP.

Conference Call

The Company will hold a conference call to discuss its results at 4:30 p.m. ET today, September 19, 2019. Scholastic's Chairman, President and CEO, Richard Robinson, and Kenneth Cleary, the Company's Chief Financial Officer, will moderate the call.

The conference call and accompanying slides will be webcast and accessible through the Investor Relations section of Scholastic's website, www.scholastic.com. Participation by telephone will be available by dialing (877) 654-5161 from within the U.S. or +1 (678) 894-3064 internationally. Shortly following the call, an archived webcast and accompanying slides from the conference call will also be posted to the Company's investor relations webpage at www.investor.scholastic.com. An audio-only replay of the call will be available by dialing (855) 859-2056 from within the U.S. or +1 (404) 537-3406 internationally, and entering access code 9672787. The recording will be available through Friday, September 27, 2019.

About Scholastic

Scholastic Corporation (NASDAQ: SCHL) is the world's largest publisher and distributor of children's books, a leading provider of literacy curriculum, professional services and classroom magazines, and a producer of educational and entertaining children's media. The Company creates and distributes quality books and e-books, print and technology-based learning programs for pre-K to grade 12 and other products and services that support children's learning and literacy both in school and at home. With 15 international operations and exports to 165 countries, Scholastic makes quality, affordable books available to all children around the world through school-based book clubs and book fairs, classroom libraries, school and public libraries, retail and online. True to its mission of 99 years to encourage the personal and intellectual growth of all children beginning with literacy, the Company has earned a reputation as a trusted partner to educators and families. Learn more at www.scholastic.com.

Forward-Looking Statements

This news release contains certain forward-looking statements relating to future periods. Such forward-looking statements are subject to various risks and uncertainties, including the conditions of the children's book and educational materials markets and acceptance of the Company's products within those markets, and other risks and factors identified from time to time in the Company's filings with the Securities and Exchange Commission. Actual results could differ materially from those currently anticipated.

SCHL: Financial

			Table 1
Scholastic Corporation
Consolidated Statements of Operations
(Unaudited)
(In $ Millions, except per share data)

	THREE MONTHS ENDED
	08/31/19	08/31/18

Revenues	$232.6	$218.4

Operating costs and expenses:
Cost of goods sold	137.1	125.3
Selling, general and administrative expenses (1)	165.9	162.3
Bad debt expense	1.6	1.4
Depreciation and amortization	15.4	13.2
Total operating costs and expenses	320.0	302.2

Operating income (loss)	(87.4)	(83.8)

Interest income (expense), net	0.7	0.8
Other components of net periodic benefit (cost)	(0.4)	(0.4)
Earnings (loss) before income taxes	(87.1)	(83.4)

Provision (benefit) for income taxes (2)	(28.6)	(22.1)

Net income (loss)	($58.5)	($61.3)

Basic and diluted earnings (loss) per share of Class A and Common Stock (3)
Basic	($1.68)	($1.75)
Diluted	($1.68)	($1.75)

Basic weighted average shares outstanding	34,871	35,049
Diluted weighted average shares outstanding	35,174	35,751

(1)

In the three months ended August 31, 2019, the Company recognized pretax severance of $2.8 and a pretax settlement expense of $1.5. In the three months ended August 31, 2018, the Company recognized pretax severance of $0.5.

(2)	In the three months ended August 31, 2019 and August 31, 2018, the Company recognized a benefit for income taxes in respect to one-time pretax charges of $1.2 and $0.1, respectively.
(3)

Earnings (loss) per share are calculated on non-rounded net income (loss) and shares outstanding. Recalculating earnings per share based on numbers rounded to millions may not yield the results as presented.

					Table 2
Scholastic Corporation
Segment Results
(Unaudited)
(In $ Millions)

	THREE MONTHS ENDED
	08/31/19	08/31/18	Change

Children's Book Publishing and Distribution
Revenue
Book Clubs	$8.0	$9.1	($1.1)	(12%)
Book Fairs	27.5	25.2	2.3	9%
Consolidated Trade	74.1	61.4	12.7	21%
Total revenue	109.6	95.7	13.9	15%
Operating income (loss)	(41.7)	(46.0)	4.3
Operating margin	-	-

Education
Revenue	48.4	47.9	0.5	1%
Operating income (loss)	(13.4)	(14.9)	1.5
Operating margin	-	-

International
Revenue	74.6	74.8	(0.2)	(0%)
Operating income (loss)	(3.7)	(2.0)	(1.7)
Operating margin	-	-

Overhead expense	28.6	20.9	(7.7)	(37%)

Operating income (loss)	($87.4)	($83.8)	($3.6)

				Table 3
Scholastic Corporation
Supplemental Information
(Unaudited)
(In $ Millions)

Selected Balance Sheet Items

		08/31/19	08/31/18

Continuing Operations
	Cash and cash equivalents	$199.4	$269.8
	Accounts receivable, net	226.1	223.7
	Inventories, net	403.6	402.3
	Accounts payable	226.4	242.3
	Accrued royalties	63.3	56.4
	Lines of credit, short-term debt and current portion of long-term debt	13.0	15.7
	Long-term debt, excluding current portion	-	-
	Total debt	13.0	15.7
	Total finance lease obligations	11.1	7.4
	Net debt (1)	(186.4)	(254.1)

Total stockholders' equity		1,196.7	1,209.4

Selected Cash Flow Items

		THREE MONTHS ENDED
		08/31/19	08/31/18

	Net cash provided by (used in) operating activities	($97.6)	($89.0)
	Less: Additions to property, plant and equipment	13.5	28.1
	Pre-publication and production costs	7.4	8.8

	Free cash flow (use) (2)	($118.5)	($125.9)

(1)

Net debt is defined by the Company as lines of credit and short-term debt plus long-term-debt, net of cash and cash equivalents.  The Company utilizes this non-GAAP financial measure, and believes it is useful to investors, as an indicator of the Company's effective leverage and financing needs.

(2)

Free cash flow (use) is defined by the Company as net cash provided by or used in operating activities (which includes royalty advances) and cash acquired through acquisitions, reduced by spending on property, plant and equipment and prepublication and production costs. The Company believes that this non-GAAP financial measure is useful to investors as an indicator of cash flow available for debt repayment and other investing activities, such as acquisitions.  The Company utilizes free cash flow as a further indicator of operating performance and for planning investing activities.

							Table 4
Scholastic Corporation
Consolidated Statements of Operations - Supplemental
Excluding One-Time Items
(Unaudited)
(In $ Millions, except per share data)

	THREE MONTHS ENDED
	Reported	One-time	Excluding	Reported	One-time	Excluding
	08/31/19	items	One-time items	08/31/18	items	One-time items

Revenues	$232.6	$0.0	$232.6	$218.4	$0.0	$218.4

Operating costs and expenses:
Cost of goods sold	137.1	-	137.1	125.3	-	125.3
Selling, general and administrative expenses (1)	165.9	(4.3)	161.6	162.3	(0.5)	161.8
Bad debt expense	1.6	-	1.6	1.4	-	1.4
Depreciation and amortization	15.4	-	15.4	13.2	-	13.2
Total operating costs and expenses	320.0	(4.3)	315.7	302.2	(0.5)	301.7

Operating income (loss)	(87.4)	4.3	(83.1)	(83.8)	0.5	(83.3)

Interest income (expense), net	0.7	-	0.7	0.8	-	0.8
Other components of net periodic benefit (cost)	(0.4)	-	(0.4)	(0.4)	-	(0.4)
Earnings (loss) before income taxes	(87.1)	4.3	(82.8)	(83.4)	0.5	(82.9)

Provision (benefit) for income taxes (2)	(28.6)	1.2	(27.4)	(22.1)	0.1	(22.0)

Net income (loss)	($58.5)	$3.1	($55.4)	($61.3)	$0.4	($60.9)

Diluted earnings (loss) per share	($1.68)	$0.09	($1.59)	($1.75)	$0.01	($1.74)

(1)

In the three months ended August 31, 2019, the Company recognized pretax severance of $2.8 and a pretax settlement expense of $1.5. In the three months ended August 31, 2018, the Company recognized pretax severance of $0.5.

(2)	In the three months ended August 31, 2019 and August 31, 2018, the Company recognized a benefit for income taxes in respect to one-time pretax charges of $1.2 and $0.1, respectively.

			Table 5
Scholastic Corporation
Consolidated Statements of Operations - Supplemental
Adjusted EBITDA
(Unaudited)
(In $ Millions)

	THREE MONTHS ENDED
	08/31/19	08/31/18

Earnings (loss) before income taxes as reported	($87.1)	($83.4)
One-time items before income taxes	4.3	0.5
Earnings (loss) before income taxes excluding one-time items	(82.8)	(82.9)

Interest (income) expense	(0.7)	(0.8)
Depreciation and amortization(1)	16.1	14.0
Amortization of prepublication and production costs	6.4	5.2

Adjusted EBITDA(2)	($61.0)	($64.5)

(1)

For the three months ended August 31, 2019, amounts include depreciation of $0.6 recognized in cost of goods sold and amortization of deferred financing costs of $0.1 and amortization of capitalized cloud software of $0.0 recognized in selling, general and administrative expenses.  In the three months ended August 31, 2018, amounts include depreciation of $0.7 recognized in cost of goods sold and amortization of deferred financing costs of $0.1 recognized in selling, general and administrative expenses.

(2)

Adjusted EBITDA is defined by the Company as earnings (loss), excluding one-time items, before interest, taxes, depreciation and amortization.  The Company believes that Adjusted EBITDA is a meaningful measure of operating profitability and useful for measuring returns on capital investments over time as it is not distorted by unusual gains, losses, or other items.

								Table 6
Scholastic Corporation
Segment Results - Supplemental
Excluding One-Time Items
(Unaudited)
(In $ Millions)

		THREE MONTHS ENDED
		Reported	One-time	Excluding	Reported	One-time	Excluding
		08/31/19	items	One-time items	08/31/18	items	One-time items

	Children's Book Publishing and Distribution
	Revenue
	Book Clubs	$8.0		$8.0	$9.1		$9.1
	Book Fairs	27.5		27.5	25.2		25.2
	Consolidated Trade	74.1		74.1	61.4		61.4
	Total revenue	109.6		109.6	95.7		95.7
	Operating income (loss)	(41.7)	-	(41.7)	(46.0)	-	(46.0)
	Operating margin	-		-	-		-

	Education
	Revenue	48.4		48.4	47.9		47.9
	Operating income (loss)	(13.4)	-	(13.4)	(14.9)	-	(14.9)
	Operating margin	-		-	-		-

	International
	Revenue	74.6		74.6	74.8		74.8
	Operating income (loss)	(3.7)	-	(3.7)	(2.0)	-	(2.0)
	Operating margin	-		-	-		-

	Overhead expense (1)	28.6	(4.3)	24.3	20.9	(0.5)	20.4

	Operating income (loss)	($87.4)	$4.3	($83.1)	($83.8)	$0.5	($83.3)

(1)

In the three months ended August 31, 2019, the Company recognized pretax severance of $2.8 and a pretax settlement expense of $1.5. In the three months ended August 31, 2018, the Company recognized pretax severance of $0.5.

CONTACT: Scholastic Corporation, Investors: Gil Dickoff, (212) 343-6741 investor_relations@scholastic.com; Media: Anne Sparkman, (212) 343-6657, asparkman@scholastic.com